Exhibit 99.1
Syntax-Brillian Corporation Receives Court Approval of Its First Day Motions;
Allows Company to Continue to Provide Wages, Honor Existing Benefits to
Employees; Requests for Interim DIP Financing Approved
TEMPE, Ariz. — July 9, 2008 – Syntax-Brillian Corporation (Nasdaq: BRLC), a leading manufacturer and marketer of LCD HDTVs, digital cameras and consumer electronics products, today announced it has received approval from the United States Bankruptcy Court for the District of Delaware for its first day motions. These motions were submitted July 8, 2008, as part of the company’s voluntary filing under Chapter 11 of the U.S. Bankruptcy Code, concurrent with its announced asset purchase agreement to sell certain of its assets to a newly-created company, Olevia International Group, LLC, which is under common ownership with TCV Group.
Among the first day motions, Syntax-Brillian received approval to continue wage and salary payments, honor existing employee benefits and continue certain customer programs.
In addition, Syntax-Brillian announced it has obtained DIP financing from Silver Point Finance, which it has received court approval to access on an interim basis. This financing provides the working capital and financial resources necessary to fund the transition to new ownership.
“We are pleased the court has approved these first day motions which represent a significant step forward in the Chapter 11 process,” said Gregory F. Rayburn, Interim Chief Executive Officer of Syntax-Brillian. “These approvals will allow us to continue business operations as normal while we complete our sale to Olevia International Group, ultimately resulting in a much stronger company that is better positioned to reach its full potential.”
The Chapter 11 cases will be jointly administered in the Bankruptcy Court under Case No. 08-11407 (BLS). Additional information about the filing is available on the company’s website at www.syntax-brillian.com and http://chapter11.epiqsystems.com.
About Syntax-Brillian:
Syntax-Brillian Corporation (www.syntaxbrillian.com) is one of the world’s leading manufacturers and marketers of LCD HDTVs, digital cameras, and consumer electronics products. The Company’s lead products include its Olevia(TM) brand (www.Olevia.com) high-definition widescreen LCD televisions — one of the fastest growing global TV brands — and Vivitar brand (www.vivitar.com) digital still and video cameras. Syntax-Brillian has built an Asian supply chain coupled with an international manufacturing and distribution network to support worldwide retail sales channels and position the Company as a market leader in consumer digital entertainment products.

Forward-looking Statements:
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe harbor created thereby. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include changes in markets for the Company’s products; changes in the market for customers’ products; the failure of the Company’s products to deliver commercially acceptable performance; the ability of the Company’s management, individually or collectively, to guide the Company in a successful manner; and other risks detailed in Syntax-Brillian’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and subsequent filings with the Securities and Exchange Commission.
Brillian and Vivitar are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
Contact:
FD for Syntax-Brillian Corporation
Kal Goldberg
Hannah Sloane
(212) 850-5600
Sarah Brown
(415) 293-4428